Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
UNIVERSAL ELECTRONICS ANNOUNCES MANAGEMENT CHANGES
-Hires Mark Kopaskie Senior Vice President and General Manager U.S. Operations-
-Appoints Bryan Hackworth Vice President and Chief Financial Officer-
-Robert Lilleness, President and Chief Operating Officer, Resigns-
CYPRESS, CA. — August 21, 2006 — Universal Electronics Inc. (UEI), (NASDAQ GS: UEIC) announced today the following leadership changes. Mark S. Kopaskie has been hired as Senior Vice President and General Manager, U.S. Operations and will join the company on September 5, 2006. Effective August 18, 2006, Bryan M. Hackworth has been promoted to Vice President and Chief Financial Officer from Chief Accounting Officer. Robert P. Lilleness announced his departure from the company. Effective August 17, 2006, he will serve as Strategic Advisor to the Chairman and help with transition issues through the end of November, 2006. Kopaskie and Hackworth will report to Paul D. Arling, Chairman and Chief Executive Officer.
Arling, stated, “We continue to drive revenue growth particularly from our subscription broadcasting and original equipment manufacturer (OEM) customers. We are excited Mark Kopaskie, with over 20 years experience, has rejoined UEI to further our core business initiatives and lead sales, engineering and operations in the U.S. Mark has extensive operating experience, and I am confident he will further our success in sales growth and operational efficiencies. Additionally, Bryan Hackworth, with over thirteen years experience, has during his two years at UEI demonstrated the savvy to maintain the highest of standards in financial reporting and now will lead our financial management team. Also very important, I thank Rob Lilleness for his contributions to the company’s success in the marketplace over the past five years. All of us at UEI want to wish him success in his future endeavors.”
Kopaskie, 48, was Executive Vice President and Chief Operating Officer of UEI from 1995 to 1997. At that time, he was responsible for day-to-day management of the business and oversaw all aspects of manufacturing, supply chain, quality, engineering, and product development, as well as sales and marketing for the domestic retail business. From 2003 until November, 2005 , Kopaskie was President and Chief Executive Officer of Packaging Advantage Corporation (PAC), a personal care and household products manufacturer. While at PAC, he developed a turnaround strategy to stabilize the business and market the company, which was acquired by Marietta Corporation in November 2005. Following the acquisition, Kopaskie served as Senior Vice President, Business Development for Marietta Corporation. From 1997 to 2003, Kopaskie held senior management positions at Birdair Inc., a world leader in the engineering, manufacture, and construction of tensioned membrane structures, and OK International, a manufacturer and marketer of fluid dispensing equipment, solder and de-solder systems, and wire wrap products. Prior to joining UEI in 1995, Kopaskie was Senior Vice President of Operations at Mr. Coffee Inc. Kopaskie has a B.S. in Civil Engineering with High Honors from Clarkson University.
Before joining UEI in June 2004, Hackworth, 36, spent five years at Mars, Inc., a privately held international manufacturer and distributor of consumer products serving in several financial and strategic roles: Controller — Ice Cream Division; Strategic Planning Manager for the WHISKAS® Brand; and various financial management positions. Prior to Mars, Hackworth spent six years at Deloitte & Touche LLP as an audit manager specializing in the manufacturing and retail industries. Hackworth is a Certified Public Accountant and graduated with a B.A. in Economics from U.C. Irvine.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems.
The company’s broad portfolio of patented technologies and database of infrared control software has been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. In addition, the company sells wireless control products to distributors and retailers under the One For All® brand name.
More information about UEI can be obtained at http://www.uei.com.
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